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                                                                    EXHIBIT 6.14


                              RESCISSION AGREEMENT

     THIS RESCISSION AGREEMENT (this "Agreement"), dated as of December 31, 1999, is entered into by and between Qorus.com, Inc., a Delaware corporation ("Qorus"), and NetDox, Inc., a Delaware corporation ("NetDox").

     WHEREAS, Qorus and NetDox entered into that certain Bill of Sale, Assignment and Assumption Agreement, dated as of July 15, 1999 (the "Acquisition Agreement"), by which Qorus acquired from NetDox certain assets listed on Annex A attached hereto and incorporated herein by this reference (the "Assets") of NetDox;

     WHEREAS, in consideration of the transfer by NetDox to Qorus of the Assets,
(i) Qorus assumed and agreed to pay, honor and discharge when due those liabilities of NetDox listed on Annex B attached hereto and incorporated herein by this reference (the "Assumed Liabilities") and (ii) Qorus forgave $2,100,000 of the $2,370,346.24 indebtedness owed to Qorus by NetDox as evidenced by that certain Promissory Note dated as of March 19, 1999 in the original principal amount of $3,200,000 (the "Revolving Promissory Note") (The Revolving Promissory Note was assumed by NetDox pursuant to that certain Assignment and Assumption Agreement dated as of June 7, 1999 by and between NetDox and Thurston Group, Inc. (the "Assignment of Note"));

     WHEREAS, certain of the Assets were sold by Qorus subsequent to July 15, 1999;

     WHEREAS, the parties wish to rescind the transactions contemplated by the Acquisition Agreement on the terms and conditions contained herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1. Qorus and NetDox agree to rescind the sale and transfer of the Assets effected by the Acquisition Agreement. Accordingly, Qorus hereby sells, transfers, conveys, assigns, and delivers to NetDox, its successors and assigns, forever, all of its right, title and interest in and to the Assets, save and except the equipment described in Item 3 of Annex A and more particularly described on the attachment to Annex A (the "Retained Assets"), free and clear of any and all liabilities, pledges, mortgages, security interests, liens, charges, obligations, claims and other encumbrances whatsoever (whether absolute, accrued, contingent or otherwise). The Retained Assets are excluded from the rescission and retained by Qorus in consideration of payments made by Qorus to NetDox in the amount of $350,000. NetDox acknowledges and agrees that the Retained Assets have been sold by Qorus subsequent to July 15, 1999 and specifically waives the rights, if any, that NetDox may have to include the Retained Assets as part of the rescission contemplated by this Rescission Agreement.

     2. From time to time, at the request of NetDox, and without further consideration, Qorus shall do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances that may reasonably be required for the transfer, conveyance, assignment, delivery, assurance and confirmation to NetDox, or to its successors and assigns of, or for aiding and assisting in collecting or reducing to possession, any or all of the Assets other than the Retained Assets.


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     3. Qorus hereby transfers and assigns to NetDox, and NetDox hereby assumes and agrees to pay, honor and discharge, the Assumed Liabilities. NetDox and Qorus shall execute and deliver any and all documents, agreements, certificates or other documentation as may be required by the lenders to evidence such transfer, assignment and assumption. Contemporaneously herewith, NetDox shall have delivered to Qorus evidence of payment in full of all liabilities and obligations to, and/or a release from each of, Northern Trust Bank, Thurston Interests, LLC, Apex Investment Fund III and Apex Strategic Partners.

     4. The forgiveness of $2,100,000 in debt owed to Qorus by NetDox pursuant to the Revolving Promissory Note as contemplated by Paragraph 4 of the Acquisition Agreement is hereby rescinded and shall be of no force or effect. The Amended and Restated Promissory Note dated July 15, 1999 executed by NetDox and payable to Qorus is hereby canceled and shall be of no further force or effect. The entire $2,370,346.24 balance outstanding under the Revolving Promissory Note as of July 15, 1999 is due and payable by NetDox to Qorus in accordance with the terms of the Revolving Promissory Note. A copy of the Revolving Promissory Note and the Assignment of Note is attached hereto as Annex
C. Attached hereto as Annex D is a schedule of advances and payments made by or on behalf of NetDox under the Revolving Promissory Note resulting in a total outstanding balance under the Revolving Promissory Note as of the date hereof of $1,488,987. Such outstanding balance shall be due and payable by NetDox to Qorus pursuant to the terms of the Revolving Promissory Note.

     5. NetDox, on behalf of itself and its predecessors, successors and assigns, hereby releases and forever discharges Qorus and its predecessors, successors and assigns from any and all claims, demands, suits, causes of action, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which NetDox now has, has ever had or may hereafter have against Qorus arising contemporaneously with or prior to the date hereof, or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the date hereof. Qorus, on behalf of itself and its predecessors, successors and assigns, hereby releases and forever discharges NetDox and its predecessors, successors and assigns from any and all claims, demands, suits, causes of action, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which Qorus now has, has ever had or may hereafter have against NetDox arising contemporaneously with or prior to the date hereof, or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the date hereof. Provided, however, that nothing contained in this paragraph 6 shall operate to release any obligations of NetDox arising under the Revolving Promissory Note.

     6. The obligations of NetDox to Qorus pursuant to this Rescission Agreement have been guaranteed by Russell Stern and Waveland, LLC. Upon the payment in full and satisfaction of all liabilities and obligations owed to Qorus by NetDox, neither of Russell Stern or Waveland, LLC shall have any further obligation to Qorus under the terms of this Rescission Agreement. Each of Qorus and NetDox, on behalf of itself and its predecessors, successors and assigns, hereby releases and forever discharges each of Russell Stern and Waveland, LLC, and each of his or its predecessors, successors and assigns, from any and all claims, demands, suits, causes of action, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or


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unsuspected, both at law and in equity, which either NetDox or Qorus now has, has ever had or may hereafter have against Russell Stern or Waveland, LLC arising contemporaneously with or prior to the date hereof, or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the date hereof. Each of Qorus and NetDox, jointly and severally, shall indemnify and hold harmless each of Russell Stern and Waveland, LLC for any and all damages, costs, fees or expenses arising out of or incurred in connection with any matter, cause or event occurring contemporaneously with or prior to the date hereof.

     7. This Agreement may not be changed, modified, discharged or terminated orally or in any manner, other than by an agreement in writing signed by the parties hereto or their respective successors and assigns.

     8. If any provision of this Agreement is invalid, illegal or unenforceable, such provision shall be ineffective to the extent, but only to the extent of, such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     9. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware without giving effect to conflict of laws principles thereof, except if it is necessary in any other jurisdiction to have the law of such other jurisdiction govern this Agreement with respect to such matter.

     10. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instruments. Signatures to this Agreement may be transmitted by facsimile and to the extent so transmitted shall be deemed an original.



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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                      QORUS.COM, INC.,
                                      a Delaware corporation


                                      By:
                                         ---------------------------------------
                                         Michael Sohn
                                         Chief Executive Officer


                                      NETDOX, INC.,
                                      a Delaware corporation


                                      By:
                                         ---------------------------------------
                                         Neil Ludwig
                                         President


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                                     ANNEX A

                                     Assets


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                                     ANNEX B

                               Assumed Liabilities


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                                     ANNEX C

                Revolving Promissory Note and Assignment of Note


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                                     ANNEX D

                        Schedule of Advances and Payments